Filed Pursuant To Rule 433

Registration No 333-286293

January 6, 2026

Grayscale Product Suite

Grayscale is a pioneer of the model of providing investors with exposure to crypto in the form of a security without the challenges of buying, storing, and safekeeping directly.

Private Placements[1]	
Private Placement (Not Yet Publicaly Quoted)	
Grayscale Aave Trust	-
Grayscale Avalanche Trust	-
Grayscale Decentralized AI Fund	-
Grayscale DeepBook Trust	-
Grayscale Lido DAO Trust	-
Grayscale Optimism Trust	-
Grayscale Pyth Trust	-
Grayscale Smart Contract Fund	-
Grayscale Space and Time Trust	-
Grayscale Story Trust	-
Grayscale Walrus Trust	-
Publicly Traded Funds (12 Month Holding Period)	**Ticker**
Grayscale Basic Attention Token Trust	GBAT
Grayscale Bittensor Trust	GTAO
Grayscale Decentraland Trust	MANA
Grayscale Decentralized Finance (DeFi) Fund	DEFG
Grayscale Filecoin Trust	FILG
Grayscale Livepeer Trust	GLIV
Grayscale Near Trust	GSNR
Grayscale Stacks Trust	STCK
Grayscale Sui Trust	GSUI
SEC Reporting Funds (6 Month Holding Period)	**Ticker**
Grayscale Bitcoin Cash Trust	BCHG
Grayscale Ethereum Classic Trust	ETCG
Grayscale Horizen Trust	HZEN
Grayscale Litecoin Trust	LTCN
Grayscale Stellar Lumens Trust	GXLM
Grayscale Zcash Trust	ZCSH

Spot Crypto Exchange-Traded Products[2]	Ticker
Grayscale Bitcoin Trust ETF	GBTC
Grayscale Bitcoin Mini Trust ETF	BTC
Grayscale Ethereum Staking ETF	ETHE
Grayscale Ethereum Staking Mini ETF	ETH
Grayscale CoinDesk Crypto 5 ETF	GDLC
Grayscale Solana Staking ETF	GSOL
Grayscale XRP Trust ETF	GXRP
Grayscale Dogecoin Trust ETF	GDOG
Grayscale Chainlink Trust ETF	GLNK

GBTC, BTC, ETHE, ETH, GDLC, GSOL, GXRP, GDOG and GLNK, exchange traded products, are not registered under the Investment Company Act of 1940 (or the 1940 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The ETPs are subject to high volatility and significant risk, including possible loss of principal, and are not suitable for all investors.

Exchange-Traded Funds[3]	Ticker
Grayscale Bitcoin Adopters ETF	BCOR
Grayscale Bitcoin Miners ETF	MNRS
Grayscale Bitcoin Covered Call ETF	BTCC
Grayscale Bitcoin Premium Income ETF	BPI
Grayscale Ethereum Covered Call ETF	ETCO

Active Funds[4]	
Grayscale Dynamic Income Fund	GDIF

Questions on our products?

Contact us at: 866-775-0313 info@grayscale.com

For additional information on Grayscale's products and service offerings please visit www.grayscale.com or consult your financial professional.

Grayscale Product Suite Investing involves significant risk, including possible loss of principal. The products listed do not represent a direct investment in any cryptocurrency. Investment products managed by GSA are registered under the Investment Company Act of 1940. Grayscale Operating, LLC (“GSO”) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA, and Grayscale Investments Sponsors, LLC ("GSIS", together with GSO, GSS, and GSA, "Grayscale"). GSIS is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products (“Products”) sponsored or managed by GSIS are registered under the Investment Company Act of 1940. 1 Private placement securities referenced are marketed and/or sold through GSS. 2 Foreside Fund Services, LLC is the Marketing Agent for the ETPs. GSS is the distributor. 3 The ETFs are distributed by Foreside Fund Services, LLC and GSA is the adviser. 4 Interests in Grayscale Dynamic Income Fund LP (“GDIF”) are offered through GSA (the “Manager”) and/or its placement agents.Grayscale intends to attempt to have shares of its Products quoted on a secondary market. However, there is no guarantee that we will be successful. Although the shares of certain products have been approved for trading on a secondary market, investors in the new products should not assume that the shares will ever obtain such an approval due to a variety of factors, including questions regulators, such as the SEC, FINRA, or other regulatory bodies may have regarding such products. As a result, shareholders of such products should be prepared to bear the risk of investment in the shares indefinitely. Private Placement Disclosures Carefully consider each Product’s investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product’s private placement memorandum, which may be obtained from Grayscale. Private placement securities are speculative, illiquid, and entail a high level of risk, including the risk that an investor could lose their entire investment. Grayscale’s private placements are only available to Accredited Investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. ETP Disclosures Grayscale Bitcoin Trust ETF, Grayscale Bitcoin Mini Trust ETF, Grayscale Ethereum Staking ETF, Grayscale Ethereum Staking Mini ETF, and Grayscale CoinDesk Crypto 5 ETF (collectively the "Funds") have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Funds have filed with the SEC for more complete information about the Funds and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101. Please read the GSOL prospectus, GXRP prospectus, GDOG prospectus and GLNK prospectus carefully before investing. ETF Disclosures Investors should consider the investment objectives, risks, charges and expenses carefully before investing. For a prospectus or summary prospectus with this and other information about about Grayscale Bitcoin Adopters ETF, Grayscale Bitcoin Miners ETF, Grayscale Bitcoin Covered Call ETF, Grayscale Ethereum Covered Call ETF, or Grayscale Bitcoin Premium Income ETF (each a “Fund” and collectively the “Funds”), please call (866)-775-0313 or visit our website at etfs.grayscale.com. Read the prospectus or summary prospectus carefully before investing. The Funds are distributed by Foreside Fund Services, LLC. Active Funds Disclosures An investment in the Grayscale Dynamic Income Fund is speculative and involves a high degree of risk. The program is not suitable for all investors. The shares are illiquid with restrictions on transferability and resale. Each investor or prospective investor should be aware that they may be required to bear the financial risk of this investment for an indefinite period of time. An investor may lose all or a substantial part of its investment. The fund does not represent a complete investment portfolio. There can be no assurance that the investment objectives of the Fund will be achieved. The managers and portfolio structure provided herein may be subject to change. The Manager is registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. Interests in GDIF have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state or other securities laws, and will be offered and sold only to “accredited investors” within the meaning of Rule 501(a) of Regulation D under the Securities Act, and in compliance with any applicable state or other securities laws.Questions on our products? Contact us at: 866-775-0313 info@grayscale.com For additional information on Grayscales products and service offerings please visit www.grayscale.com or consult your financial professional.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101.